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Exhibit 99.1 - Cautionary Statements

Information provided herein by the Company contains, and from time to time the Company may disseminate materials and make statements which contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), including information within Management's Discussion and Analysis of Financial Condition and Results of Operation. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. Although the Company believes that its expectations are based on reasonable assumptions, actual results may differ materially from those in the forward looking statements as a result of various factors, including but not limited to, the following:

1. The ability of the Company and its franchisees to continue to expand through the opening of new restaurants is affected by a number of factors, many of which are beyond the control of the Company and its franchisees. These factors include, among other things, selection and availability of suitable restaurant locations, negotiation of suitable lease or financing terms, constraints on permitting and construction of other restaurants, higher than anticipated construction costs, and the hiring, training and retention of management and other personnel. Accordingly, there can be no assurance that the Company or its franchisees will be able to meet planned growth targets or open restaurants in markets now targeted for expansion.

2. The restaurant industry is intensely competitive with respect to price, service, location and food quality, and there are many well established competitors with substantially greater financial and other resources than the Company and its franchisees. Some of these competitors have been in existence for a substantially longer period than the Company or its franchisees and may be better established in the markets where restaurants operated by the Company or its franchisees are, or may be, located. A change in the pricing or other marketing or promotional strategies of one or more of the Company's major competitors could have an adverse impact on sales and earnings at restaurants operated by the Company and its franchisees.

3. Changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants as well as increased food and other costs could adversely affect the Company's restaurant business.

4. The Company's restaurant operations are subject to federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. A significant number of hourly personnel employed by the Company and its franchisees are paid at rates related to the federal minimum wage. Accordingly, further increases in the minimum wage will increase labor costs for the Company and its franchisees.